EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc.’s (Nasdaq: UTMD) financial results for fourth quarter 2008 (4Q08) were negatively affected by the downward economic pressure that is also being reported by other companies in the medical device sector.

In fourth quarter (4Q08), both domestic direct sales to clinical users or their stocking distributors, as well as sales to international customers, were down 8% compared to 4Q07.  Dragged down by the weak 4Q, domestic direct sales for the year of 2008 as a whole were down 6% while international sales, after several years of excellent growth, were up only 1%.  International sales had grown at an annually compounded rate of 10% for the prior four years. Part of the decline in 4Q08 international sales was due to a stronger U.S. dollar. The EURO lost about 11% of its value in 4Q08 compared to the average exchange rate for the prior three quarters of 2008. In 4Q08, trade sales from Ireland were only 42% of total international sales. In recent years, more than half of international sales were made from UTMD’s Ireland subsidiary.

As an exception to the negative sales results above, 4Q08 U.S. OEM sales, which are sales of components to other U.S. manufacturers, were up 20% compared to 4Q07.  Domestic OEM sales were up 22% for the year, but domestic OEM sales still represented less than 6% of total sales.

According to CEO Kevin Cornwell, “In contrast to its international and U.S. OEM businesses where distributors and other suppliers tend to purchase in larger quantities on a less frequent basis, UTMD’s domestic direct business can be generally characterized as a “quick turnaround” business where small frequent orders are placed by customers and are shipped within a day or two after receipt of order.  We call orders which are received and shipped within the same calendar quarter “turn.”  UTMD’s turn in 4Q08 was 7% lower than the average turn for the prior three quarters in 2008, which was also the lowest quarterly turn in at least five years. In the first three weeks of 2009, UTMD’s turn has returned to the pre-4Q08 rate. Although this is a very short period of time, at the beginning of the quarter when turn is easier than at the end of a quarter, and may reflect some wishful thinking on my part, it suggests that at least some of the decline in 4Q08 was due to one-time tightening of inventories by domestic direct customers. UTMD’s international business, on the other hand, looks as if it may continue to weaken. UTMD’s largest international customer and largest customer overall, representing about $400,000 in purchases per calendar quarter, has given notice that it will not be purchasing product from us for at least the first quarter of 2009, if not longer. This customer did purchase its normal amount of product in 4Q08.”

Profitability measures compared to the same time periods in the prior calendar year were as follows:
	4Q08	4Q07	2008	2007
Gross Profit Margin:	51.7%	54.7%	54.1%	55.4%
Operating Profit Margin:	33.5%	37.1%	37.4%	37.7%
Net Profit Margin:	23.9%	27.6%	25.9%	27.7%

According to CEO Cornwell, “Since both sales and inventories declined in 4Q08 without a similar decline in the work force including manufacturing support functions, the result was a decline in overall UTMD productivity. However, UTMD has not announced a layoff, and doesn’t expect to unless demand for our devices gets much worse. We believe that there is a good reason for this. Our experienced, well-trained work force averages eleven years’ tenure with the Company.  This human resource is valuable, and may be hard to replace when things get better.  We may have some people painting walls and doing other things that will be non-productive financially in the shorter term. To keep people busy, we will also shift some work to Ireland that would have been more profitably built in the U.S.  We will also continue to support sales and marketing and product development resources at a level consistent with the recent past so that our critical mass of capabilities will not be compromised. This level of “fixed” operating overhead may continue to dilute operating profit margins until sales volumes improve. The goods news is that despite UTMD’s lower profitability relative to the past, its performance is still excellent on an absolute basis.  It should allow the Company to continue its programs which have provided excellent shareholder returns, including dividends and share purchases when the share price appears undervalued.”

The weakness in the stock market during 4Q08 provided the Company the opportunity to increase share repurchases. UTMD repurchased 254,100 shares at an average price including commissions of $23.15 in 4Q 2008. This represented more than 6% of outstanding shares. Outstanding shares at the end of 2008 were 3,602,800.  For the entire year of 2008, UTMD repurchased 320,900 shares at an average price of $24.28 including commissions.

The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2008 was 208,300 shares at an average exercise price of $23.03/ share, including shares awarded but not vested. This compares to 212,200 unexercised option shares outstanding at the end of 2007. UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 20,700 in 4Q 2008 compared to 54,000 in 4Q 2007, and 34,800 in 2008 compared to 61,900 in 2007.

Highlights regarding changes in UTMD’s Balance Sheet during 2008 include:
1)  Cash and investments balances decreased by $6.3 million. The Company spent $4.3 million paying dividends to shareholders and $7.8 million repurchasing shares in the open market.  UTMD made five dividend payments in 2008 because it accelerated payment of the last dividend into late December that normally would have been paid in early January 2009.
2)  The Ireland loan balance declined $2.0 million or 49% in U.S. Dollar terms. The loan obligation is held in EURO currency.  In EURO terms, 47% of the 12-31-07 loan balance was repaid in 2008.

Financial ratios as of December 31, 2008 which may be of interest to shareholders follow:
1)  Current Ratio = 13.2
2)  Days in Receivables (based on 4Q sales activity) = 46
3)  Average Inventory Turns (based on 2008 CGS) = 4.0
4)  2008 ROE = 8% (after subtracting five dividends); 20% (prior to payment of dividends)

According to CEO Kevin Cornwell,
“Despite missing its consolidated eps goal, UTMD’s 2008 financial results demonstrated continued excellent overall performance. UTMD’s $1.86 eps in 2008 allowed significant reduction in debt, increased shareholder dividends and substantial share repurchases, setting up renewed growth in eps as sales activity improves to former levels. Our target for 2009 is to repeat at least the same eps in the face of negative economic pressures. There is a good possibility that things could get worse, particularly if financially-constrained U.S. hospitals opt for cheaper devices or using no devices in certain critical care procedures. That practice would inherently increase risk of complications. We hope that this myopic view of lower out-of-pocket costs at the expense of patient safety does not further negatively impact UTMD’s business. UTMD’s competitive advantage is based on providing devices that improve patient safety and lower the total cost of care.  We also cannot predict the impact that new government programs and intervention in the marketplace will have on our business. In my view, excessive government demands are already being imposed which unnecessarily increase costs, particularly on small businesses.  On the positive side, we may be able to find more reasonably valued acquisitions which would augment financial performance.

UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2008	4Q 2007	Percent Change
Net Sales	$6,596	$7,076	(6.8%)
Gross Profit	3,410	3,873	(12.0%)
Operating Income	2,210	2,628	(15.9%)
Income Before Tax	2,419	2,931	(17.5%)
Net Income	1,577	1,955	(19.3%)
Earnings Per Share	$0.419	$0.493	(15.0%)
Shares Outstanding (diluted)	3,766	3,966

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2008	2007	Percent Change
Net Sales	$27,782	$28,502	(2.5%)
Gross Profit	15,018	15,788	(4.9%)
Operating Income	10,389	10,756	(3.4%)
Income Before Tax	10,777	12,038	(10.5%)
Net Income	7,205	7,905	(8.8%)
Earnings Per Share	$1.858	$1.982	(6.2%)
Shares Outstanding (diluted)	3,878	3,989

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2008	(unaudited) SEP 30, 2008	(audited) DEC 31, 2007
Assets
Cash & Investments	$16,025	$22,395	$22,372
Receivables, Net	3,517	3,694	3,905
Inventories	3,275	3,615	3,153
Other Current Assets	463	501	501
Total Current Assets	23,280	30,205	29,931
Property & Equipment, Net	8,127	8,278	8,606
Intangible Assets, Net	7,414	7,417	7,449
Total Assets	$38,821	$45,900	$45,986
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$ 1,503	$ 2,846	$ 2,742
Current Portion of Note Payable	265	298	423
Total Current Liabilities	1,768	3,144	3,165
Note Payable	1,828	2,296	3,689
Deferred Income Taxes	420	379	343
Stockholders’ Equity	34,805	40,081	38,789
Total Liabilities & Shareholders’ Equity	$38,821	$45,900	$45,986